EXHIBIT 10.10

THIRD AMENDMENT TO THE
WEATHERFORD INTERNATIONAL LTD.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Third Amendment (the “Amendment”) to the Weatherford International Ltd. Supplemental Executive Retirement Plan, (the “Plan”), effective January 1, 2010 and as amended to date, is adopted by Weatherford International plc, a public limited company incorporated in Ireland with registered number 540406, to be effective as set forth below. Any capitalized term not otherwise defined herein shall have the meaning given to such term under the Plan.

RECITALS

WHEREAS, the Plan is currently sponsored by Weatherford International Ltd, a Swiss joint−stock corporation registered in Switzerland (“Weatherford Switzerland” or the “Company”);

WHEREAS, Section 19 of the Plan requires that any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise, including any purchase, merger, amalgamation, Corporate Transaction or other transaction involving the Company or any subsidiary or Affiliate of the Company) to all or substantially all of the business and/or assets of the Company or its subsidiaries expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place;

WHEREAS, the Board of Directors of Weatherford Switzerland has approved the calling of a meeting of its shareholders (the “Shareholders”) to be held on or about June 16, 2014 (the “Special Meeting”), to vote upon the adoption of a merger agreement with its subsidiary, Weatherford International plc (the “Merger Agreement”); and

WHEREAS, if the Merger Agreement is adopted at the Special Meeting, Weatherford International plc will be considered to be a successor under the Plan effective immediately following the Special Meeting (such date of approval, the “Approval Date”).

NOW, THEREFORE, the Plan is hereby amended, effective as of the Approval Date as follows:

1.	By revising the name of the Plan in its entirety to read as follows:

“Weatherford International plc Supplemental Executive Retirement Plan”;

2.	By replacing Section 1 with the following language:

“Weatherford International Ltd. established the Weatherford International Ltd. Supplemental Executive Retirement Plan (the “Plan”) effective as of January 1, 2010, in recognition of the valuable services heretofore performed for it by Eligible Employees and to encourage their continued employment. Weatherford International plc has assumed the Plan, as amended to date, as a Successor to the Company in accordance with Section 19”; and

3.	In all other respects the Plan remains unchanged.

IN WITNESS WHEREOF, Weatherford International plc has caused this Amendment to be executed on its behalf, this 16th day of June 2014.

Weatherford International plc

By:	/s/ James C. Parent
Name:	James C. Parent
Title	Director

[Signature page to Third Amendment to Weatherford International Ltd. SERP]